Exhibit (a)(5)(C)

FOR IMMEDIATE RELEASE

TUESDAY, DECEMBER 13, 2011

STRATEGIC HOTELS & RESORTS, INC. AMENDS TENDER OFFERS TO DECREASE THE

MINIMUM TENDER CONDITION TO 3,237,752 SHARES AND EXTENDS OFFERS

CHICAGO – December 13, 2011 – Strategic Hotels & Resorts, Inc. (the “Company”) (NYSE: BEE) today announced that it has decreased the minimum tender condition and extended the expiration date of its offers to purchase up to 4,716,981 shares in the aggregate of its issued and outstanding (i) 8.25% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series C Shares”), at a purchase price of $26.50 per share, (ii) 8.25% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series B Shares”), at a purchase price of $26.50 per share and (iii) 8.50% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, (the “Series A Shares” and, together with the Series C Shares and the Series B Shares, the “Preferred Shares”), at a purchase price of $26.70 per share, in each case, net to the seller in cash, less any applicable withholding taxes and without interest or accrued and unpaid dividends (collectively, the “Offers”).

The Offers were conditioned upon the tender of at least 3,773,585 Preferred Shares being validly tendered and not properly withdrawn pursuant to the Offers (the “Minimum Tender Condition”). The Company has reduced the Minimum Tender Condition so that the Offers are now conditioned upon, among other things, at least 3,237,752 Preferred Shares being validly tendered and not properly withdrawn pursuant to the Offers (the “Revised Minimum Tender Condition”). In addition, the Offers, which were set to expire on December 12, 2011 at 5:00 p.m., New York City time, have now been extended and will expire at 5:00 p.m., New York City time, on Monday, December 19, 2011 (the “Expiration Date”), unless further extended or earlier terminated.

As of the close of business on December 12, 2011, approximately 1,761,428 Series C Shares, 1,047,435 Series B Shares and 428,889 Series A Shares, or a total of 3,237,752 Preferred Shares, had been tendered and not withdrawn. The Company has offered to purchase up to 4,716,981 Preferred Shares. Shareholders may tender additional Preferred Shares up until the Expiration Date. Assuming all the conditions of the Offers are satisfied on the Expiration Date, the Company expects the settlement date for the Offers to be December 22, 2011.

Except for the decrease in the Minimum Tender Condition and the extension of the expiration date of the Offers, the Offers remain subject to all other terms and conditions set forth in the Offer to Purchase dated November 7, 2011 (the “Offer to Purchase”).

The Company does not plan to amend the Revised Minimum Tender Condition or further extend the Offers. Under the terms of the Offers, in the event that the conditions to the Offers, including the Revised Minimum Tender Condition, are not satisfied, the Offers will be terminated and the Company’s contingent dividend declaration for the Preferred Shares will no longer be valid. As disclosed in the Offer to Purchase, holders of Preferred Shares may tender a portion or all of the Preferred Shares they hold.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 17 properties with an aggregate of 7,762 rooms.

This press release contains forward-looking statements about the Company. Except for historical information, the matters discussed in this press release are forward-looking statements, including statements regarding the Company’s plan to not amend the Revised Minimum Tender Condition or further extend the Offers. These forward-looking statements are subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: a change in the Company’s intent with respect to the terms of the tender offer; the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to obtain or refinance maturing debt; the Company’s ability to maintain compliance with covenants contained in its debt facilities; the Company’s failure to meet the requirements of the Maryland General Corporation Law with respect to the payment of the unpaid dividends on the June 29, 2012 unpaid dividends payment date; the Company’s ability to dispose of properties in a manner consistent with the Company’s investment strategy and liquidity needs; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, including the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain its status as a REIT; changes in the competitive environment in the Company’s industry and the markets where it invest; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of

REITS; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.